EXHIBIT 23.1






               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors

Xanser Corporation:

     We consent to the incorporation by reference in this registration statement of our report dated March 4, 2002, relating to the consolidated balance sheets of Xanser Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, and related schedules, which report is included on page F-1 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001.

                                                KPMG LLP

Dallas, Texas
April 29, 2002